Exhibit 10.6

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential.

Triple asterisks denote omissions.

AMENDMENT NO. 1 TO
TRANSITION SERVICES AGREEMENT

This Amendment No. 1 dated August 28, 2021 (the “Amendment”) by and among Anteris Technologies Ltd, a public limited company organized under the laws of Australia with an address at Toowong Tower Level 3, 9 Sherwood Rd, Toowong QLD 4066 Australia (the “Parent”), Admedus Regen Pty Ltd, a proprietary limited company organized under the laws of Australia with an address at Toowong Tower Level 3, 9 Sherwood Rd, Toowong QLD 4066 Australia (“ARPL”), and Admedus Biomanufacturing Pty Ltd, a proprietary limited company with an address at Toowong Tower Level 3, 9 Sherwood Rd, Toowong QLD 4066 Australia (“ABPL”) (Parent, ARPL, and ABPL collectively “Admedus”) and LeMaitre Vascular, Inc., having a principal place of business at 63 Second Avenue, Burlington, Massachusetts 01803 (“LeMaitre”) amends that certain Transition Services Agreement (the “Agreement”), dated October 11, 2019, by and among Admedus and LeMaitre. All capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Agreement.

In consideration of the mutual covenants and conditions contained herein, the receipt and sufficiency of which are hereby acknowledged, Admedus and LeMaitre hereby agree as follows:

1.            Amendment of Section 2(a). Admedus and LeMaitre agree that Section 2(a) of the Agreement is hereby replaced in its entirety by the following:

“2(a) Product. Subject to the terms and conditions of this Agreement, Admedus shall exclusively supply LeMaitre with Products for the Term (as defined herein). The Products shall be sterilized, packaged, and labeled (as specified further herein) and have at least [***] shelf life as of the date of receipt by LeMaitre of Products. The Product pricing for all Products provided hereunder is set forth in Exhibit A (“Product Price”) and shall increase by [***] on each anniversary of this Agreement during the Term; provided however, that there shall be no price increase applicable to the period between October 11, 2022 and July 11, 2023 (the “Extension Period”). For purposes of establishing pricing applicable to orders placed during the Extension Period, pricing in effect on October 10, 2022 shall be converted to Australian dollars using the average closing exchange rate for USD to AUD for the six month period ending October 10, 2022 as reported by the Wall Street Journal (https://www.wsj.com/market-data/quotes/fx/AUDUSD).”

2.            Amendment of Section 2(b)(vi). Admedus and LeMaitre agree that Section 2(b)(vi) of the Agreement is hereby replaced in its entirety by the following:

“(vi) at such times as requested by LeMaitre, as required by applicable law or regulation or as otherwise provided under Section 6(a), cooperate with LeMaitre to transfer all regulatory approvals and product registrations held by Admedus or any of its affiliates to LeMaitre or its designee pertaining solely to the Products, with the out-of-pocket costs associated with such transfers to be borne by LeMaitre, or in each instance where the Parties agree that transfer is not appropriate, to assist LeMaitre to obtain its own regulatory approvals and product registrations; take all actions necessary to maintain the regulatory approvals and product registrations for any Products manufactured by Admedus during the Term as provided under Sections 3(b) and 6(a); and grant to LeMaitre the right to refer to the regulatory filings related to the manufacture, marketing, sale and distribution of each of the Products (to the extent not already transferred to LeMaitre as an Asset under the APA), copies of which Admedus will supply to LeMaitre;”

3.            Amendment of Section 3(b). Admedus and LeMaitre agree that Section 3(b) of the Agreement is hereby replaced in its entirety by the following:

“3(b) Compliance. During the Term, Admedus shall maintain all required authorizations, licenses, approvals, and registrations held by Admedus and existing as of the Effective Date to manufacture, market and sell the Products, except for those authorizations, licenses, approvals and registrations transferred to LeMaitre by mutual agreement. Except as may otherwise be required by applicable law or regulation, Admedus shall maintain all Technical Files (as defined below) for those Products manufactured by Admedus in compliance with all applicable laws and regulations at its own expense for the term of this Agreement, including, without limitation, updating and maintaining all clinical evaluation reports for all Products to comply with the requirements of MEDDEV 2.7/1, revision 4 on a timely basis. Upon request by LeMaitre, Admedus shall provide all such Technical Files to LeMaitre. “Technical Files” means all design history files, device master records, device history records, validations, clinical data related exclusively to the Products, technical documentation (including design dossier), complaint files, records of adverse events, reports of adverse events, corrections or recalls, and quality management documents related to the Products. For the avoidance of doubt, Admedus shall remain legal manufacturer of the Products until such time as mutually agreed by the Parties unless otherwise required by applicable law or regulation. When LeMaitre files for CE certification under MDR, LeMaitre will identify LeMaitre as the legal manufacturer for purposes of such certification and assumes all responsibility as legal manufacturer in that territory regarding Products manufactured by LeMaitre. LeMaitre is solely responsible for sales of Products manufactured by Admedus in any relevant territory to CE certification after Admedus’s current CE mark registration for the Products lapses.”

4.            Amendment of Section 3(e). Admedus and LeMaitre agree that Section 3(e) of the Agreement is hereby replaced in its entirety by the following:

“3(e) Certain Sales. In the case of sales of Products to hospital customers in Singapore or Hong Kong, LeMaitre or LeMaitre’s designated affiliate(s) is eligible to sell directly to the end customers in Singapore and Hong Kong as of the date of this Amendment and Admedus is not responsible for any sales to any implicated end customers in Singapore or Hong Kong. In the case of sales of Products to customers in Australia, such Products are sold under the Special Access Scheme (“SAS”) of the Therapeutics Goods Administration (“TGA”). LeMaitre shall comply with all applicable law, rules and regulation regarding the SAS. LeMaitre shall keep accurate records of all sales to customers in Australia, shall promptly provide Admedus with such data as required under Section 6(a)(iv), and shall promptly respond to any direct or indirect requests from the TGA or other relevant SAS authority regarding compliance. LeMaitre shall also comply with all other requests of Admedus regarding such sales under the SAS that are reasonable and timely. LeMaitre shall only sell Products under the SAS according to applicable law and regulation, as may be amended by the TGA from time to time. LeMaitre represents and warrants to Admedus that, to LeMaitre’s knowledge based on reasonable inquiry, all Products provided to customers in Australia under SAS are only sold to Australian surgeons and Australian hospitals qualified to receive Products under the SAS.”

5.            Amendment of Section 3(f). Admedus and LeMaitre agree that Section 3(f) of the Agreement is hereby replaced in its entirety by the following:

“3(f) Support for MDR & ISO Standard Compliance.

(i)	In support of LeMaitre’s pursuit of CE mark certification for the Products under the European Medical Devices Regulation (“MDR”), Admedus shall demonstrate its compliance with the current revisions of each of ISO[***], ISO[***], ISO[***], ISO[***] and ISO[***] (“ISO Standards”) to LeMaitre by [***]. If necessary, Admedus shall initiate the implementation of any reasonable remediation activities as reasonably determined by Admedus by [***], or by such date as reasonably agreed upon between the parties in writing.

(ii)	Admedus’s compliance with any of the ISO Standards as defined herein or any other applicable standards from ISO shall be reasonably determined to be demonstrated by Admedus or, where applicable, as assessed by regulatory bodies. LeMaitre will be deemed to have acquiesced to Admedus’s demonstration of compliance to any of the ISO Standards provided that LeMaitre does not notify Admedus of its rejection of Admedus’s compliance as provided in Section 3(f)(iv) below.

(iii)	Admedus Assigned Activities in Support of MDR on Annex A to the APA. Admedus’s completion of its assigned activities on ISO[***] and ISO[***] as agreed on Annex A to the APA shall fulfill the obligations of this Section 3(f) in respect of ISO[***] and ISO[***]. For the avoidance of doubt, Admedus must demonstrate its compliance with ISO[***], ISO[***] and ISO[***], to the extent necessary for the Products, independent of completion of its assigned activities set forth on Annex A to the APA.

(iv)	LeMaitre Rejection of Compliance. Following Admedus’s report of its compliance to any of the ISO Standards, LeMaitre shall have fifteen (15) business days to review the report and provide any reasonable notice of rejection including a full explanation of its rejection to allow Admedus to assess the rejection’s reasonableness; otherwise, the report will be deemed to fulfill Admedus’s obligations to demonstrate compliance under this Section 3(f) with respect to the applicable ISO Standard for the report. If LeMaitre reasonably determines that Admedus has not met its obligations under this Section 3(f), LeMaitre shall propose reasonable remediation activities which Admedus may reasonably determine whether to implement in its own discretion. If LeMaitre reasonably disagrees with Admedus’s position on its compliance or on any required remediation activities as proposed by LeMaitre, a third party shall be engaged by Admedus to review the documentation and assess compliance (the “Third Party Compliance Review”). If the Third Party Compliance Review determines that Admedus is compliant, LeMaitre shall bear the costs of the Third Party Compliance Review. If the Third Party Compliance Review determines that Admedus is not compliant, Admedus shall bear the costs of the Third Party Compliance Review. Admedus shall not be liable for any delays to activities for CE mark certification under MDR based on (A) LeMaitre’s timely rejection of Admedus’s compliance to any one of the ISO Standards of this Section 3(f) unless reasonably based according to generally accepted standards for products similar to the Products or (B) the Third Party Compliance Review unless the Third Party Compliance Review determines that Admedus is not compliant. If the process outlined in this Section 3(f)(iv) results in Admedus failing to comply with the deadlines of Section 3(f)(i), Admedus shall not be deemed to be in breach of this Agreement.”

6.            Amendment of Section 4(a). Admedus and LeMaitre agree that Section 4(a) of the Agreement is hereby replaced in its entirety by the following:

“4(a) Terms and Conditions. LeMaitre’s purchase orders for Products shall be governed by the terms of this Agreement. No conflicting terms or conditions of any LeMaitre purchase order, payment remittance, policies or similar documentation shall apply. All orders must be in English and monetary amounts stated in U.S. dollars with payment made in U.S. dollars, except with respect to orders placed during the Extension Period, which shall be placed and paid to Admedus in Australian dollars.”

7.            Amendment of Section 6(a). Admedus and LeMaitre agree that Section 6(a) of the Agreement is hereby replaced in its entirety by the following:

“6(a) Regulatory.

(i)	Admedus shall maintain throughout the Term of the Agreement all permits, registrations, approvals and authorizations (“Maintained Approvals”) as may be required to manufacture, promote, market, distribute, and sell Products in accordance with the terms of this Agreement, except for those approvals that have been transferred in full to LeMaitre by mutual agreement or where LeMaitre is approved as the new legal manufacturer. For the avoidance of doubt, the Maintained Approvals do not include any trademark registrations for the Products in any jurisdiction. LeMaitre shall timely provide a transfer request for each Maintained Approval such that all Maintained Approvals are transferred to LeMaitre by the end of the Term, except for any Maintained Approvals where the parties mutually agree in writing that transfer is not appropriate.

(ii)	During the Extension Period, LeMaitre shall reimburse Admedus for time its employees and contractors spend towards fulfilling its obligations under this Section 6(a)(i) and all costs associated with the Maintained Approvals to ensure their maintenance throughout the Extension Period. Within ten (10) business days of the end of each month during the Extension Period, Admedus shall send LeMaitre an invoice with documentation listing all out-of-pocket costs incurred during such month, with copies of receipts evidencing payment by Admedus of such costs, and setting forth the time spent by each Admedus employee in the performance of these maintenance services, the name, title and function of each such employee, their Hourly Rate (as defined herein), and any additional costs including delivery fees, notarization or legalization fees, or fees for any contractors engaged by Admedus and utilized in the performance of these maintenance services (“Invoice”) and LeMaitre shall pay such Invoice within thirty (30) days of receipt. “Hourly Rate” for each Admedus employee shall be determined, for salaried employees, based on their annual compensation (excluding bonus) divided by their working hours (which for Australia-based full-time employees shall be 1748 and for US-based employees shall be 1864), and for non-salaried employees, based on their hourly wage plus any applicable overtime. If the monthly costs in any given month are known by Admedus to exceed [***], Admedus shall make reasonable efforts to notify LeMaitre at least five (5) business days prior to sending the Invoice. Any Hourly Rates communicated under this section are the Confidential Information of Admedus under Section 7 and shall not be used for any other purpose other than payment of the Invoice or shared with anyone other than as required to pay the Invoice. LeMaitre is responsible for any fees associated with any contractor or consultant it retains regarding the Maintained Approvals and in the performance of maintenance services regarding these Maintained Approvals during the Extension Period. Any other fees or application costs for the Maintained Approvals during the Extension Period in a territory listed on Schedule 4.1(j) shall either (A) be borne directly by LeMaitre or (B) Admedus shall be reimbursed by LeMaitre within thirty (30) days of Admedus’s request for payment and presentation of evidence of Admedus’s payment therefor.

(iii)	If during the Term, LeMaitre wishes to market and sell or distribute any Product in a territory not listed on Schedule 4.1(j) of the APA, then LeMaitre shall be responsible for obtaining and maintaining any permits, registrations, approvals and authorizations for such marketing sale or distribution (“New Approvals”). During the Term, Admedus will reasonably cooperate with LeMaitre in obtaining such New Approvals, with the out-of-pocket costs associated with such efforts to be borne directly by LeMaitre. During the Extension Period only, LeMaitre shall reimburse Admedus for time its employees and contractors spend towards fulfilling its obligations under this Section 6(a)(iii). Within ten (10) business days of the end of each month during the Extension Period, Admedus shall send LeMaitre an Invoice as defined in Section 6(a)(ii) for the services provided under this Section 6(a)(iii). Any Hourly Rates communicated under this section are the Confidential Information of Admedus under Section 7 and shall not be used for any other purpose other than payment of the Invoice or shared with anyone other than as required to pay the Invoice.

(iv)	Notwithstanding any of the foregoing, Admedus shall remain, and fulfill the corresponding duties of, the “sponsor” of the Products sold under the SAS for as long as necessary during the Term according to Section 3(e) of this Agreement; provided that LeMaitre (A) transmits to Admedus (without request from Admedus) all necessary data for the previous six-month period ending December 31 and June 30 respectively during each year of the Term in order for Admedus to submit the requisite reports to the TGA in respect of Product usage under such scheme and provides Admedus with an attestation that the data is true and correct, in each case by no later than January 15th and July 15th of each year during the Term, (B) promptly responds to any direct or indirect requests from the TGA or other relevant SAS authority regarding compliance, and (C) complies promptly with all other reasonable and timely requests by Admedus regarding sales of Products under the SAS.

(v)	LeMaitre may designate a third party (“Regulatory Vendor”) to perform any obligations under this Agreement as if it were LeMaitre, for example with respect to ARTG listings. Except as otherwise mutually agreed in writing, LeMaitre shall be responsible for any out-of-pocket fees and costs billed by the Regulatory Vendor including any fees incurred by the Regulatory Vendor (and LeMaitre shall be billed directly for said fees). LeMaitre shall be the primary point of contact with the Regulatory Vendor with Admedus providing LeMaitre with any required information in accordance with the obligations of Admedus under this Agreement and as manufacturer of the Products.”

8.            Amendment of Section 5(d). Admedus and LeMaitre agree that Section 5(d) of the Agreement is hereby replaced in its entirety by the following:

“5(d) LeMaitre Indemnification. LeMaitre shall indemnify, defend, and hold harmless Admedus and its Indemnitees from any Claims against Admedus or its Indemnitees arising from LeMaitre’s breach of this Agreement; sales of Products manufactured by Admedus in the relevant territory after Admedus’s CE mark under current regulations lapses in August 2023 to the extent not attributable to the quality of the Products; LeMaitre’s manufacture of the Products during the term of this Agreement or its designation as legal manufacturer of the Products; any recall or field action that arises from the actions or omissions of LeMaitre or for which it is legally responsible; any act or omission of any Regulatory Vendor (as defined in Section 6(a)); or the negligence, recklessness, or willful misconduct of LeMaitre in performing its obligations under this Agreement, except in each case to the extent arising from Admedus’s or its Indemnitees’ breach of this Agreement, willful misconduct, recklessness, or negligence.”

9.            Amendment of Section 8(a). Admedus and LeMaitre agree that Section 8(a) of the Agreement is hereby replaced in its entirety by the following:

“8(a) Term of Agreement. Unless extended by mutual written agreement or earlier terminated in accordance with this Agreement, the term (“Term”) of this Agreement ends on July 11, 2023.”

10.           Miscellaneous.

a.	Each Party signatory hereto represents that: (i) it has the legal power and authority to execute and deliver this Amendment; (ii) the officer executing this Amendment on behalf of such Party has been duly authorized to execute and deliver the same and bind such Party with respect to the provisions hereof; and (iii) the execution and delivery hereof by such Party and the performance and observance by such Party of the provisions hereof do not violate or conflict with the organizational documents of such Party or any law applicable to such Party or result in a breach of any provision of or constitute a default under any other agreement, instrument or document binding upon or enforceable against such Party.

b.	Except as herein otherwise specifically provided, all provisions of the Agreement shall remain in full force and effect and be unaffected hereby.

c.	This Amendment, together with the Agreement, the APA, any amendments to the APA, and the other Closing Documents, integrates all the terms and conditions mentioned herein or incidental hereto and supersedes all oral representations and negotiations and prior writings with respect to the subject matter hereof.

d.	This Amendment may be executed in any number of counterparts, by different Parties hereto in separate counterparts and by electronic signature, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized respective officers, all as of the date first written above.

LEMAITRE VASCULAR, INC.

By:	/s/ David B. Roberts
Name:	David B. Roberts
Title:	President

ADMEDUS REGEN PTY LTD

By:	/s/ Wayne Paterson
Name:	Wayne Paterson
Title:	Chief Executive Officer

ADMEDUS BIOMANUFACTURING PTY LTD

By:	/s/ Wayne Paterson
Name:	Wayne Paterson
Title:	Chief Executive Officer

ANTERIS TECHNOLOGIES LTD

By:	/s/ Wayne Paterson
Name:	Wayne Paterson
Title:	Chief Executive Officer